Exhibit 10.60
Dated 28 December 2007
LAS VEGAS SANDS CORP.
as Sponsor
and
SANDS MAURITIUS HOLDINGS
MBS HOLDINGS PTE. LTD.
as HoldCo
MARINA BAY SANDS PTE. LTD.
as Borrower
and
DBS BANK LTD.
acting as Security Trustee
SPONSOR SUPPORT AGREEMENT
relating to the Integrated Resort at Marina Bay, Singapore

ALLEN & GLEDHILL LLP
ONE MARINA BOULEVARD #28-00
SINGAPORE 018989

THE SCHEDULES

SCHEDULE	PAGE

Schedule 1 Form of Resignation Letter	34
Schedule 2 Form of Notice to Intermediate Holdco	35

i

THIS AGREEMENT is dated 28 December 2007 and made between:
(1)	LAS VEGAS SANDS CORP., a Nevada corporation with corporate identification number C21244-2004 (the “Sponsor”);

(2)	SANDS MAURITIUS HOLDINGS (“Mauritius Holdco”), registration number 58280C1/GBL and MBS HOLDINGS PTE. LTD. (“Singapore HoldCo”), registration number 200717802N (the “Original HoldCos”);

(3)	MARINA BAY SANDS PTE. LTD., registration number 200507292R (the “Borrower”); and

(4)	DBS BANK LTD. as security trustee for the Secured Parties (the “Security Trustee”).
BACKGROUND
(A)	The Borrower has entered into the relevant Commercial Documents with the Singapore Tourism Board pursuant to which the Borrower shall implement the Integrated Resort Project.

(B)	The Borrower has entered into the Senior Finance Documents with, amongst others, the Security Trustee and the Secured Parties pursuant to which the Secured Parties have agreed, subject to the terms and conditions of the Senior Finance Documents, to make available to the Borrower specified facilities to finance and refinance certain costs and existing facilities relating to the Integrated Resort Project.

(C)	This is the “Sponsor Support Agreement” referred to in the Senior Facility Agreement. It is a condition precedent to the availability of funding under the Senior Finance Documents that the Parties enter into this Agreement.

(D)	The Borrower has entered into the Intercreditor Agreement with, amongst others, the Security Trustee and the Secured Parties, pursuant to which the Secured Parties have appointed the Security Trustee as their security trustee to act on their behalf under the terms of the Senior Finance Documents.

(E)	The Security Trustee holds the benefits of this Agreement on trust for the Secured Parties on the terms of the Senior Finance Documents.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, except to the extent that the context requires otherwise:

“Acceleration Notice” means any notice given by the Agent under Clause 27.17 (Acceleration) of the Facility Agreement.

“Borrower Shares” means the ordinary shares or Designated RPS in the capital of the Borrower.

“Debt” means any Senior Debt or Junior Debt.

“Discharge” means, in relation to the Senior Debt, all the Senior Debt (other than contingent indemnification obligations, except those counter-indemnity obligations that relate to the Bank Guarantees or any guarantee, bonding or documentary letter of credit (including standby and commercial letters of credit) issued under the Ancillary Facilities) has been fully paid, repaid or prepaid or discharged and all commitments of the Secured Parties in respect of the Senior Debt have expired or been cancelled.

“Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

“Expenses” means all outgoings and sums (including Project Costs) which are or are to be paid or incurred by the Borrower in respect of the Integrated Resort Project prior to the Completion Date or which are or are to be incurred by the Borrower in order to ensure the Completion Date occurs (in each case, whether payable prior to, on or after the Completion Date) provided that “Expenses” shall not include:
(a)	after the exercise by the Security Trustee of its power of sale under the Security Documents, any interest accruing on the Loan Liabilities; and

(b)	after the delivery of an Acceleration Notice, such part of any default interest accruing on the Loan Liabilities that represents the default margin of two per cent. referred to in Clause 13.3 (Default interest) of the Senior Facility Agreement.
“HoldCo Financing Contributions” means the amounts to be subscribed, on-lent or otherwise contributed by HoldCo to the Borrower pursuant to the terms of Clauses 2.2 (HoldCo Financing Contributions).

“HoldCo Junior Debt” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to HoldCo (in each case, where in contract or otherwise, whether actually or contingently), including, without limitation, in HoldCo’s capacity as a holder of Borrower Shares or as having provided HoldCo Financing Contributions or HoldCo Project Contributions provided that “HoldCo Junior Debt” shall not include trade payables due, owing or incurred by the Borrower to HoldCo.

“HoldCo” means, whether acting individually or together, the Original HoldCos, unless, in relation to Mauritius HoldCo, it has ceased to be a HoldCo in accordance with Clause 21 (Changes to the Parties).

“HoldCo Project Contributions” means the amounts to be subscribed, on-lent or otherwise contributed by HoldCo to the Borrower pursuant to the terms of Clause 3.2 (HoldCo Project Contributions).

“HoldCo Shares” means the ordinary shares or redeemable preference shares in the capital of HoldCo.

“Initial HoldCo Shareholding” means, in respect of the Sponsor, 800,000,001 HoldCo Shares which have been or will be subscribed for by the Intermediate HoldCo that directly owns HoldCo.

“Initial Sponsor Equity Contribution” means, in respect of the Sponsor:
(a)	the amount paid or to be paid by the Sponsor for its Initial HoldCo Shareholding; and

(b)	the amount of Sponsor Junior Debt paid or to be paid by the Sponsor to HoldCo, being at least S$800,000,000 in aggregate.

“Intermediate HoldCo” means any intermediate Holding Company of the Borrower, placed between the Sponsor and HoldCo.

“Intermediate HoldCo Notice” means a notice substantially in the form set out in Schedule 2 (Form of Notice to Intermediate HoldCo).

“Junior Debt” means HoldCo Junior Debt and Sponsor Junior Debt.

“Junior Debt Recoveries” means the aggregate of all moneys and other assets received or recovered (whether by way of payment, repayment, prepayment, distribution, redemption, purchase or defeasance, in cash or in kind or the exercise of any set-off or otherwise) from time to time by HoldCo, any Intermediate HoldCo or the Sponsor under or in connection with any Junior Debt, except for any Permitted Junior Payments.

“Junior Finance Document” means any documents, agreements and instruments evidencing any Junior Debt.

“Losses” means costs, liabilities, expenses, damages or losses.

“Permitted Junior Payments” means the payments, receipts and set-offs permitted by Clause 9 (Permitted Junior Payments).

“Party” means a party to this Agreement.

“Project Support Termination Date” means the earlier of:
(a)	the date that the Senior Debt is Discharged; and

(b)	the later of:
(i)	the Total Construction Costs Termination Date; and

(ii)	the Completion Date.
“Receiver” means an administrative receiver, receiver and manager or other receiver appointed by the Security Trustee (whether appointed pursuant to the Security Documents, pursuant to any statute, by a court or otherwise).

“Resignation Letter” means a letter substantially in the form set out in Schedule 1 (Form of Resignation Letter).

“Senior Debt” means Loan Liabilities.

“Senior Facility Agreement” means the S$5,442,604,530 Senior Facility Agreement dated on or about the date of this Agreement, between, amongst others, the Borrower, the Security Trustee and the Secured Parties.

“Senior Finance Documents” means the Finance Documents, each as defined in the Senior Facility Agreement.

“Sponsor Financing Contributions” means, in respect of the Sponsor, the aggregate of the Sponsor’s direct and/or indirect equity and/or subordinated debt contributions made pursuant to Clause 2.1 (Sponsor Financing Contributions).

“Sponsor Junior Debt” means all present and future moneys, debts and liabilities due, owing or incurred by HoldCo to any Intermediate HoldCo or the Sponsor (whether in contract or otherwise and whether actually or contingently), including, without limitation, in that Intermediate HoldCo’s capacity as a holder of HoldCo Shares (or in the Sponsor’s capacity as an indirect holder of HoldCo Shares through an Intermediate HoldCo) or as having provided Sponsor Financing Contributions or Sponsor Project Contributions provided that “Sponsor Junior Debt” shall not include trade payables due, owing or incurred by Holdco to any Intermediate HoldCo or the Sponsor.

“Sponsor Project Contributions” means, in respect of the Sponsor, the aggregate of the Sponsor’s direct and/or indirect equity and/or subordinated debt contributions made pursuant to Clause 3.1 (Sponsor Project Undertakings).

1.2	Senior Facility Agreement terms

Unless a contrary indication appears, the following words and expressions defined in the Senior Facility Agreement have the same meanings in this Agreement:
(a)	Affiliates;

(b)	Agent;

(c)	Ancillary Facility;

(d)	Ancillary Lender;

(e)	Authorisation;

(f)	Bank Guarantee;

(g)	Borrower Financing Contribution;

(h)	Business Day;

(i)	cash cover;

(j)	Closing Date;

(k)	Commercial Documents;

(l)	Completion Date;

(m)	Construction Programme;

(n)	Cure Period;

(o)	Default;

(p)	Designated RPS;

(q)	Facilities;

(r)	Facility A Loan;

(s)	Facility B Loan;

(t)	Facility C Lender;

(u)	Facility D Loan;

(v)	Facility D Rollover Loan;

(w)	Financing Contributions Account;

(x)	First Utilisation Date;

(y)	Force Majeure Event;

(z)	Funding Shortfall Account;

(aa)	Funding Shortfall Amount;

(bb)	Governmental Agency;

(cc)	Guarantee;

(dd)	Holding Company;

(ee)	Intercreditor Agreement;

(ff)	Integrated Resort Project;

(gg)	Interest Period;

(hh)	Lenders’ Construction Consultant;

(ii)	Lenders’ Consultants;

(jj)	Liabilities;

(kk)	Loan;

(ll)	Majority Lenders;

(mm)	Material Adverse Effect;

(nn)	Milestones;

(oo)	Operating Commencement Date;

(pp)	Permitted Corporate Restructuring;

(qq)	Project Costs;

(rr)	Project Utilisations;

(ss)	Relevant Construction Officer;

(tt)	Relevant Event of Default;

(uu)	Secured Party;

(vv)	Security;

(ww)	Security Documents;

(xx)	Singapore Dollars;

(yy)	Subsidiary;

(zz)	Swingline Rollover Loan;

(aaa)	Technical Bank;

(bbb)	Termination Date;

(ccc)	Total Construction Costs Termination Date;

(ddd)	Total Financing Contributions;

(eee)	Transaction Documents;

(fff)	Transfer Date;

(ggg)	Utilisation Date;

(hhh)	Utilisation Request; and

(iii)	Winding-up.
1.3	Intercreditor Agreement terms

Unless a contrary indication appears, “Loan Liabilities” as defined in the Intercreditor Agreement has the same meaning in this Agreement.

1.4	Interpretation

(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Sponsor”, “HoldCo”, the “Borrower”, the “Agent”, any “Lender”, any “Secured Party” or the “Security Trustee”, shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	an agreement includes a deed and instrument;

(iii)	an agreement, document or instrument is a reference to it as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any agreement, document or instrument;

(iv)	an “amendment” includes a supplement, novation, replacement, assignment or re-enactment (and “amended” shall be construed accordingly);

(v)	“assets” includes present and future properties, revenues and rights of every description;

(vi)	a “judgment” includes any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

(vii)	a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatsoever (and “lawful” and “unlawful” shall be construed accordingly);

(viii)	any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

(ix)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)	“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	the Borrower “repaying” or “prepaying” a Bank Guarantee or an Ancillary Facility means (and “repaid” or “prepaid” shall be construed accordingly):
(I)	the Borrower providing cash cover for that Bank Guarantee or Ancillary Facility;

(II)	the maximum amount payable under the Bank Guarantee or Ancillary Facility being reduced in accordance with its terms; or

(III)	the Facility C Lender that issued that Bank Guarantee or, as the case may be, the Ancillary Lender being reasonably satisfied that the Bank Guarantee or, as the case may be, Ancillary Facility has been released, cancelled or terminated and the Facility C Lender has no further liability under that Bank Guarantee or Ancillary Facility, and the amount by which a Bank Guarantee or Ancillary Facility is repaid or prepaid under sub-paragraphs (xi)(I) and (xi)(II) above is the amount of the relevant cash cover or reduction;
(xii)	“rights” includes rights, authorities, discretions, remedies, liberties, powers, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever);

(xiii)	a provision of law is a reference to that provision as amended, or re-enacted and includes all laws and official requirements made under or deriving validity from it;

(xiv)	a time of day is a reference to Singapore time unless otherwise stated; and

(xv)	in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included.
(b)	Clause and Schedule headings are for ease of reference only.

(c)	A Default is “continuing” if it has not been remedied or waived.

(d)	The words “include” and “including” are to be construed without limitation.

(e)	Any payment date which is due to occur, or period which is due to end, or a day that is not a Business Day shall occur or end (as applicable) on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
1.5	Limits on Liability

The Parties intend that their respective rights, obligations and liabilities as provided for in this Agreement shall be exhaustive of the rights, obligations and liabilities between them arising out of or in connection with this Agreement. Accordingly, the remedies expressly stated in this Agreement shall be the sole and exclusive remedies of the Parties for liabilities to one another arising out of or in connection with this Agreement, including any representation, warranty or undertaking given in connection with it, notwithstanding any remedy otherwise available at law or in equity.

1.6	HoldCo

Each of Mauritius HoldCo and Singapore HoldCo declare that, until Mauritius HoldCo has ceased to be a HoldCo in accordance with Clause 21 (Changes to the Parties):
(a)	the obligations of Mauritius HoldCo and Singapore HoldCo under this Agreement are the joint and several obligations of both Mauritius HoldCo and Singapore HoldCo and that each reference in this Agreement to “HoldCo” shall, unless the context requires otherwise, be construed to be a reference to Mauritius HoldCo and Singapore HoldCo jointly and severally;

(b)	it is a principal and original obligor, both as regards each Secured Party and as regards this Agreement; and

(c)	each Secured Party shall in all circumstances be entitled to treat each of Mauritius HoldCo and Singapore HoldCo as a principal and original obligor under this Agreement notwithstanding that any Secured Party receives notice of any agreement between Mauritius HoldCo and Singapore HoldCo, whereby one of them agrees to undertake the obligations of the other under this Agreement.
2.	SPONSOR AND HOLDCO FINANCING CONTRIBUTIONS

2.1	Sponsor Financing Contributions

The Sponsor agrees:
(a)	that, by no later than the Utilisation Date of any Facility A Loan, Facility B Loan or Facility D Loan made under the Facilities to finance or refinance Project Costs, it shall (or shall ensure that an Intermediate HoldCo will) pay to HoldCo an amount required at that time to ensure that following:
(i)	the on-loan or contribution of such amount by HoldCo to the Borrower pursuant to Clause 2.2 (HoldCo Financing Contributions); and

(ii)	the making of the relevant Loan under the Facilities,
the ratio of:
(I)	Project Utilisations to Project Costs incurred to-date shall be not more than 0.75 to 1; and

(II)	the aggregate of Sponsor Financing Contributions and Borrower Financing Contributions to Project Costs incurred to-date shall not be less than 0.20 to 1;
(b)	that, by no later than the later of 31 December 2007 and the First Utilisation Date, it shall make the Initial Sponsor Equity Contribution; and

(c)	that all Losses suffered or incurred by HoldCo and/or (as the case may be) the Borrower as a result of any failure by the Sponsor to fulfil the obligations at the time and in the manner required by this Clause 2.1 will be recoverable from the Sponsor as if it were the sole principal debtor and shall be paid by it on demand.
2.2	HoldCo Financing Contributions

HoldCo agrees to pay to the Borrower the proceeds of all Sponsor Financing Contributions received under this Agreement, such that the requirements set out in Clause 2.1 (Sponsor Financing Contributions) are satisfied, by depositing such proceeds into the Financing Contributions Account immediately prior to or concurrently with the funding of the Project Utilisations.

2.3	Equity Contributions

To the extent that any Sponsor Financing Contribution or HoldCo Financing Contribution constitutes equity, HoldCo shall (to the extent required by applicable laws) allot and issue HoldCo Shares, at an aggregate price equal to the Sponsor Financing Contribution or HoldCo Financing Contribution, to the Sponsor (or the relevant Intermediate HoldCo) or (as the case may be) the Borrower shall allot and issue Borrower Shares to HoldCo, and HoldCo or (as the case may be) the Borrower shall register such shares in the relevant name and issue share certificates in respect of them.
3.	PROJECT UNDERTAKINGS

3.1	Sponsor Project Undertakings

The Sponsor agrees:
(a)	to ensure and procure that the Integrated Resort Project is constructed in accordance with the Finance Documents and the Commercial Documents, and without limiting the foregoing so that:
(i)	each Milestone is met; and

(ii)	the Operating Commencement Date occurs on or before 31 December 2010, or, in the case of sub-paragraphs (i) and (ii) above, following the occurrence of a Force Majeure Event, such later date as the Agent may agree (subject to the reasonable approval of the Majority Lenders);
(b)	to pay (or ensure that an Intermediate HoldCo will pay) to HoldCo an amount equal to all Expenses on their respective due dates which are not financed by the Facilities;

(c)	to pay (or ensure that an Intermediate HoldCo will pay) to HoldCo an amount equal to any Funding Shortfall Amounts within five Business Days of the Borrower’s receipt of a notice from the Technical Bank to that effect; and

(d)	without limiting paragraphs (a) to (c) above, that it shall from time to time on demand by the Security Trustee, pay (or ensure that an Intermediate HoldCo will pay) to HoldCo such amounts as may be necessary to ensure that the Borrower has sufficient funds to:
(i)	construct the Integrated Resort Project in accordance with the Finance Documents and the Commercial Documents, and without limiting the foregoing so that:
(I)	each Milestone is met; and

(II)	the Operating Commencement Date occurs on or before 31 December 2010,

or, in the case of sub-paragraphs (i)(I) and (i)(II) above, following the occurrence of a Force Majeure Event, such later date as the Agent may agree (subject to the reasonable approval of the Majority Lenders);

(ii)	pay all Expenses on their respective due dates which are not financed by the Facilities;

(iii)	pay any Funding Shortfall Amounts within five Business Days of the Borrower’s receipt of a notice from the Technical Bank to that effect; and

(iv)	where a notice is given by the Agent in accordance with Clause 27.17 (Acceleration) of the Senior Facility Agreement, pay any Funding Shortfalls within five Business Days of the Borrower’s receipt of a notice from the Technical Bank to that effect.
3.2	HoldCo Project Contributions

(a)	HoldCo agrees to promptly pay to the Borrower the proceeds of all Sponsor Project Contributions received under this Agreement by:
(i)	depositing all Sponsor Project Contributions made to finance Expenses (other than Funding Shortfall Amounts or Funding Shortfalls) into the Financing Contributions Account; and

(ii)	depositing all Sponsor Project Contributions to finance Funding Shortfall Amounts or Funding Shortfalls into the Funding Shortfall Account within the time periods set forth in this Agreement.
(b)	To the extent that any Sponsor Project Contribution or HoldCo Project Contribution constitutes equity, HoldCo shall (to the extent required by applicable laws) allot and issue HoldCo Shares, at an aggregate price equal to the Sponsor Project Contribution or HoldCo Project Contribution, to the Sponsor (or the relevant Intermediate HoldCo) or (as the case may be) the Borrower shall allot and issue Borrower Shares to HoldCo, and HoldCo or (as the case may be) the Borrower shall register such shares in the relevant name and issue share certificates in respect of them.
3.3	Additional Project Undertakings

(a)	The obligations of the Sponsor and HoldCo under this Clause 3 are in addition to and are not in any way prejudiced or limited by their respective obligations under Clause 2 (Sponsor and HoldCo Financing Contributions).

(b)	Nothing in Clause 27.18 (Cure Period) of the Senior Facility Agreement shall in any way limit or prejudice the obligations of the Sponsor or HoldCo under this Agreement.

3.4	Limitation on Project Undertakings

Notwithstanding anything contained in this Clause 3, nothing shall oblige the Sponsor to build, repair, rebuild or reinstate (or procure that the Borrower repairs, rebuilds or reinstates)

or to pay any moneys with respect to any part of the Integrated Resort Project that the Secured Parties have pulled down, rebuilt, altered, added, completed, erected, made or improved in accordance with the exercise by the Security Trustee of its powers under the Mortgage.

4.	DEFECTS IN PURCHASE

4.1	Sponsor Undertaking to Pay

If for any reason whatsoever (including, without limitation, the liquidation of HoldCo or the failure of HoldCo to create, issue and allot HoldCo Shares (to the extent required by applicable laws) and/or accept payment in respect of any Sponsor Financing Contribution or Sponsor Project Contribution), the Sponsor does not or cannot make (or ensure the making of) the Sponsor Financing Contribution or Sponsor Project Contribution, the Sponsor shall nevertheless, at the time specified in this Agreement, pay (or ensure that an Intermediate HoldCo pays) to HoldCo (or, in the event of an insolvency of HoldCo or after a notice is given by the Agent in accordance with Clause 27.17 (Acceleration) of the Senior Facility Agreement (as the case may be), to such account as the Security Trustee may notify to the Sponsor) the amount that the Sponsor would otherwise have paid by way of Sponsor Financing Contributions or, as the case may be, Sponsor Project Contributions and shall accordingly be relieved of its corresponding obligation to pay under Clause 2.1 (Sponsor Financing Contributions) and/or Clause 3.1 (Sponsor Project Undertakings) (as the case may be) to the extent of the amount actually paid under this Clause 4.1.

4.2	HoldCo Undertaking to Pay

If for any reason whatsoever (including the liquidation of the Borrower or the failure of the Borrower to create, issue and allot Borrower Shares (to the extent required by applicable laws) and/or accept payment in respect of any HoldCo Financing Contribution or HoldCo Project Contribution), HoldCo does not or cannot provide the HoldCo Financing Contribution or HoldCo Project Contribution, HoldCo shall nevertheless, at the time specified in this Agreement, pay (or procure payment) to the Borrower (or in the event of an insolvency of the Borrower or after a notice is given by the Agent in accordance with Clause 27.17 (Acceleration) of the Senior Facility Agreement (as the case may be), to such account as the Security Trustee may notify to HoldCo) the amount that HoldCo would otherwise have paid by way of HoldCo Financing Contribution or, as the case may be, HoldCo Project Contribution and shall accordingly be relieved of its corresponding obligation to pay under Clause 2.2 (HoldCo Financing Contributions) and Clause 3.2 (HoldCo Project Contributions) (as the case may be) to the extent of the amount actually paid under this Clause 4.2.

5.	RANKING

(a)	Unless expressly provided to the contrary in this Agreement, the Debt shall rank in right and priority of payment in the following order:

(i)	first, the Senior Debt, pari passu between itself; and

(ii)	second, the Junior Debt.
(b)	This Agreement does not purport to rank any of the Junior Debt as between itself.

6.	UNDERTAKINGS OF THE BORROWER

Until the Senior Debt is Discharged, the Borrower shall not, except with the prior consent of the Security Trustee (acting on the instructions of the Majority Lenders (such instructions not to be unreasonably withheld)):
(a)	pay, repay or prepay any principal, interest (provided that interest (i) may accrue and (ii) may be evidenced by any instrument which constitutes Junior Debt and such instrument may be issued to HoldCo) or other amount on or in respect of, or make any distribution in respect of (or on account of), or redeem, purchase or defease, any HoldCo Junior Debt in cash or in kind, except for Permitted Junior Payments;

(b)	exercise any set-off against any HoldCo Junior Debt, except to the extent that payment of such HoldCo Junior Debt would constitute a Permitted Junior Payment;

(c)	create or permit to subsist any Security over any of its assets, or give any Guarantee or (save as permitted by the Facility Agreement) other assurance against financial loss for, or in respect of, any HoldCo Junior Debt; or

(d)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired or otherwise altered.
7.	UNDERTAKINGS OF HOLDCO

Until the Senior Debt is Discharged, HoldCo shall not, except with the prior consent of the Security Trustee (acting on the instructions of the Majority Lenders (such instructions not to be unreasonably withheld)):
(a)	demand or receive payment, repayment or prepayment of any principal, interest (provided that interest (i) may accrue and (ii) may be evidenced by any instrument which constitutes Junior Debt and such instrument may be issued to HoldCo) or other amount on or in respect of (or on account of), or make any distribution in respect of (or on account of), or redeem, purchase or defease, any Sponsor Junior Debt in cash or in kind from any person or apply any money or assets in discharge of any Sponsor Junior Debt, except for Permitted Junior Payments;

(b)	exercise any set-off against any HoldCo Junior Debt, except to the extent that payment of such HoldCo Junior Debt would constitute a Permitted Junior Payment;

(c)	create or permit to subsist or receive any Security or receive any Guarantee or (save as permitted by the Facility Agreement) other assurance against financial loss for, or in respect of, any HoldCo Junior Debt;

(d)	accelerate any HoldCo Junior Debt, otherwise declare any HoldCo Junior Debt to be prematurely due and payable or enforce any HoldCo Junior Debt by execution or otherwise except to the extent such acceleration would constitute a Permitted Junior Payment under paragraph (b) of Clause 9 (Permitted Junior Payments);

(e)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired or otherwise altered;

(f)	initiate or pursue any insolvency proceedings against the Borrower;

(g)	take any action against the Borrower to recover the HoldCo Junior Debt other than as permitted pursuant to the terms of this Agreement; or

(h)	pay, repay or prepay any principal, interest or other amount on or in respect of, or make any distribution in respect of (or on account of), or redeem, purchase or defease, any Sponsor Junior Debt in cash or in kind, except for Permitted Junior Payments.
8.	UNDERTAKINGS OF THE SPONSOR

(a)	Until the Senior Debt is Discharged, the Sponsor shall not (and shall ensure that no Intermediate HoldCo will) (except with the prior consent of the Security Trustee acting on the instructions of the Majority Lenders (such instructions not to be unreasonably withheld)):
(i)	demand or receive payment, repayment or prepayment of any principal, interest (provided that interest (A) may accrue and (B) may be evidenced by any instrument which constitutes Junior Debt which instrument may be issued to the Sponsor or an Intermediate HoldCo) or other amount on or in respect of (or on account of) any Sponsor Junior Debt in cash or in kind from any person or apply any money or assets in discharge of any Sponsor Junior Debt, except for Permitted Junior Payments;

(ii)	exercise any set-off against any Sponsor Junior Debt, except to the extent that payment of such Sponsor Junior Debt would constitute a Permitted Junior Payment;

(iii)	create or permit to subsist or receive any Security or receive any Guarantee or (save as permitted by the Facility Agreement) other assurance against financial loss for, or in respect of, any Sponsor Junior Debt;

(iv)	accelerate any Sponsor Junior Debt, otherwise declare any Sponsor Junior Debt to be prematurely due and payable or enforce any Sponsor Junior Debt by execution or otherwise except to the extent such acceleration would constitute a Permitted Junior Payment under paragraph (b) of Clause 9 (Permitted Junior Payments);

(v)	take or omit to take any action whereby the ranking and/or subordination contemplated by this Agreement may be impaired or otherwise altered;

(vi)	initiate or pursue any insolvency proceedings against the HoldCo, any Intermediate HoldCo or the Borrower; or

(vii)	take any action against the HoldCo or any Intermediate HoldCo to recover the Sponsor Junior Debt or, on behalf of HoldCo or any Intermediate HoldCo, take any action against the Borrower to recover the HoldCo Junior Debt, other than as permitted pursuant to the terms of this Agreement.
(b)	The Sponsor shall, on the date of this Agreement in relation to each existing Intermediate HoldCo and forthwith upon each Intermediate HoldCo coming into existence after the date of this Agreement, give to each Intermediate HoldCo notice of this Agreement substantially in the form set out in Schedule 2 (Form of Notice to Intermediate HoldCo) (or in such other form as the Security Trustee and the Sponsor may reasonably agree) and shall ensure that each Intermediate HoldCo signs and returns the form of acknowledgement requested under that notice within 30 days of the date of that notice. Nothing in this Agreement shall restrict the Sponsor from organising or reorganising any Intermediate HoldCo.

9.	PERMITTED JUNIOR PAYMENTS

Notwithstanding anything to the contrary contained in this Agreement (including without limitation, Clause 6 (Undertakings of the Borrower), Clause 7 (Undertakings of HoldCo) and Clause 8 (Undertakings of the Sponsor), the Borrower or, as the case may be, HoldCo, may make payment and HoldCo or, as the case may be, the Sponsor (and any relevant Intermediate HoldCo) may receive payment, in respect of the HoldCo Junior Debt or, as the case may be, any Sponsor Junior Debt, to the extent that such payment is made in accordance with:
(a)	paragraph (d) of Clause 26.16 (Restricted payments), paragraphs (c), (m) and (p) of Clause 26.17 (Arm’s length terms) or paragraph (m)(ii) of Clause 26.12 (Accounts), in each case, of the Senior Facility Agreement;

(b)	Clause 11.2 (Filing of Claims) after the occurrence of an event described in Clause 11.1 (Subordination Events); or

(c)	Clause 14.1 (Preservation of Junior Debt).
10.	TURNOVER

10.1	General Turnover Provisions

Each of Holdco, the Intermediate HoldCos and the Sponsor shall be entitled to receive any Permitted Junior Payment, provided that if HoldCo, any Intermediate HoldCo or the Sponsor receives a payment (including by way of set-off) or distribution in cash or in kind of, or on account of, any of the HoldCo Junior Debt or, as the case may be, any Sponsor Junior Debt, contrary to the provisions of Clauses 5 (Ranking) to 9 (Permitted Junior Payments) hereof, then HoldCo and (in relation to itself and any Intermediate HoldCo) the Sponsor, shall:

(a)	within five Business Days notify details of the receipt or recovery to the Security Trustee;

(b)	hold (and the Sponsor shall ensure that each Intermediate HoldCo will hold) any such assets and moneys received or recovered by it on trust for the Security Trustee for application in accordance with Clause 2.1 (Order of application) of the Intercreditor Agreement; and

(c)	pay (and the Sponsor shall ensure that each Intermediate HoldCo will pay) an amount equal to such receipt or recovery to the Security Trustee for application in accordance with Clause 2.1 (Order of application) of the Intercreditor Agreement, provided that nothing in this Clause 10.1 shall create or be deemed to create a security interest for the purposes of this Agreement.

10.2	Further Security

If, notwithstanding the provisions of paragraph (c) of Clause 6 (Undertakings of the Borrower), paragraph (c) of Clause 7 (Undertakings of Holdco) or paragraph (a)(iii) of Clause 8 (Undertakings of the Sponsor), any further Security over, or other arrangement relating to, the assets of, or any interest in, the Borrower or HoldCo is constituted for the benefit of HoldCo or the Sponsor (or any Intermediate HoldCo), where HoldCo or, as the case may be, the Sponsor (or any Intermediate HoldCo) receives, otherwise than in accordance with the terms of this Agreement, the benefit of such Security or other arrangement, HoldCo and (in relation to itself and any Intermediate HoldCo) the Sponsor shall notify the Security Trustee (who shall, as soon as reasonably practicable following receipt of such notification, notify each Secured Party, the Borrower and HoldCo) and the relevant Security shall (and where the Security is constituted for benefit of any Intermediate HoldCo, the Sponsor shall ensure that the relevant Security will) forthwith be held on trust for the benefit of all Secured Parties upon and subject to the terms and conditions of the Intercreditor Agreement.

10.3	Transfer of Distributions

Following receipt by HoldCo, any Intermediate HoldCo or the Sponsor (as the case may be) of any sum from the Borrower or HoldCo (whether directly or indirectly) otherwise than in accordance with the terms of this Agreement, each of HoldCo and the Sponsor (as the case may be) will at its own expense do (and shall ensure that each Intermediate HoldCo will do) all such things required to transfer to the Security Trustee all payments and distributions which must be turned over or held in trust in accordance with this Agreement and will pay all costs and stamp duties in connection with those transfers.

10.4	Failure of Trust

If for any reason, a trust in favour of, or a holding of property or other assets for, the Secured Parties under the Intercreditor Agreement is, becomes or is deemed to be, invalid or unenforceable, HoldCo, any Intermediate HoldCo or the Sponsor, which is otherwise obliged to hold any amounts on such trust will pay and deliver (or, in the case of an Intermediate HoldCo, the Sponsor shall ensure that the Intermediate HoldCo will pay and deliver) to the Security Trustee an amount equal to the payment, receipt or recovery in cash or, if in kind, the value conferred which it would otherwise have been bound to hold on trust for or as property of the Secured Parties.

11.	SUBORDINATION ON INSOLVENCY

11.1	Subordination Events

Until the Senior Debt is Discharged, if:
(a)	any resolution is passed or order made for the winding-up, liquidation, dissolution or administration of either the Borrower or HoldCo;

(b)	either the Borrower or HoldCo assigns its assets for the benefit of its creditors or enters into any arrangement or composition for the benefit of (or a particular type of) its creditors, or a moratorium is agreed or declared in respect of any of its indebtedness;

(c)	either the Borrower or HoldCo becomes subject to any insolvency, bankruptcy, reorganisation, receivership or administration (whether relating to all or only some of its assets and whether or not resulting from the enforcement of any of the Security Documents), liquidation, dissolution or other similar proceeding whether voluntary or involuntary (and whether or not involving insolvency);

(d)	either the Borrower or HoldCo becomes subject to any mandatory distribution of its assets or has a Receiver appointed with respect to any of its assets (whether or not resulting from the enforcement of the Security Documents); or

(e)	an analogous event to any of the foregoing occurs in any country or territory in which either the Borrower or HoldCo is incorporated or carries on any business, then the following provisions of this Clause 11 shall apply.

11.2	Filing of Claims

While any of the circumstances set out in Clause 11.1 (Subordination Events) is subsisting:
(a)	the Junior Debt (without prejudice to any other provisions of this Agreement having the effect of subordinating the Junior Debt) shall be subordinate in right of payment to the Senior Debt;

(b)	the Security Trustee may (acting on the instructions of the Majority Lenders), and is irrevocably authorised on behalf of HoldCo and the Sponsor (and the Sponsor shall promptly ensure that each Intermediate HoldCo shall authorise the Security Trustee) to:

(i)	claim, enforce and prove for the Junior Debt;

(ii)	file claims and proofs, give receipts and take all such proceedings in respect of filing such claim or proof and do all such things as the Security Trustee reasonably considers necessary to recover the Junior Debt; and

(iii)	receive all distributions of the Junior Debt for application in accordance with Clause 2.1 (Order of application) of the Intercreditor Agreement; and
(c)	if and to the extent that the Security Trustee is not entitled to take any action set out in paragraph (b) above then each of HoldCo and the Sponsor shall (and the Sponsor shall ensure that each Intermediate HoldCo will) do so in good time if so requested by the Security Trustee.
11.3 Distributions
While any of the circumstances mentioned in Clause 11.1 (Subordination Events) is subsisting:
(a)	each of Holdco and the Sponsor shall (and the Sponsor shall ensure that each Intermediate HoldCo will) hold all amounts in cash or in kind, received (and any rights to receive such distributions) by it from the Borrower or, as the case may be, HoldCo during the subsistence of such circumstances in respect of the Junior Debt in trust for the Secured Parties in accordance with Clause 10.1 (General Turnover Provisions);

(b)	each of Holdco and the Sponsor shall (and the Sponsor shall ensure that each Intermediate HoldCo will) pay such amounts referred to in paragraph (a) above (or, if in kind, an amount equal to the value conferred, or, in the case of a set-off, pay the equivalent amount) on demand to the Security Trustee for application in accordance with Clause 2.1 (Order of application) of the Intercreditor Agreement;

(c)	each of Holdco and the Sponsor shall (and the Sponsor shall ensure that each Intermediate HoldCo will) direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Borrower or, as the case may be, HoldCo or the proceeds of the assets of the Borrower or, as the case may be, HoldCo, to pay distributions or amounts payable in respect of the Junior Debt directly to the Security Trustee; and

(d)	each of Holdco and the Sponsor will notify the Security Trustee of the receipt of any distribution or right referred to in paragraph (a) above and will in addition give all such notices and do all such things as the Security Trustee may reasonably request to give effect to this Clause 11.3.

12. CONSENTS
Neither HoldCo nor the Sponsor shall have (and the Sponsor shall ensure that no Intermediate HoldCo will exercise) any remedy against any Secured Party solely by reason of:
(a)	the entry by any of them into any Senior Finance Document, or any other agreement entered into in connection with any Senior Finance Document between any Secured Party and the Borrower;

(b)	any waiver or consent made or given in connection with any Senior Finance Document or any other agreement entered into in connection with any Senior Finance Document; or

(c)	any requirement or condition imposed by or on behalf of any Secured Party on the Borrower under any Senior Finance Document, or such other agreement entered into in connection with any Senior Finance Document, which breaches or causes an event of default or potential event of default (however described) under any Junior Finance Document, provided that nothing in this Clause 12 shall affect the rights of HoldCo or the Sponsor against the Borrower after the Senior Debt is Discharged. Neither HoldCo nor the Sponsor may (and the Sponsor shall ensure that no Intermediate HoldCo will) object to any such matter by reason of any provision of any Junior Finance Document.
13. PROTECTION OF SUBORDINATION
13.1 Continuing obligations
At any time before the Senior Debt is Discharged, the obligations and liabilities of the Sponsor, HoldCo and the Borrower in this Agreement shall, subject to Clause 20 (Duration), constitute a continuing security and benefit to the ultimate balance of the Senior Debt regardless of any intermediate payment or discharge of the Senior Debt in whole or in part.
13.2 Waiver of defences
The obligations and liabilities of the Borrower, HoldCo and the Sponsor under this Agreement shall not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice such obligations and liabilities or the subordination of any of those obligations in whole or in part, including without limitation:
(a)	any time, indulgence, concession, waiver or consent granted to, or composition with the Borrower, HoldCo, any other Obligor, the Sponsor or other person;

(b)	the taking, existence, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, HoldCo, any other Obligor, the Sponsor or other person or any non-presentation or non-observance of any formality or other requirements in respect of any instrument or any failure to realise the full value of any security;

(c)	the making or absence of any demand on the Borrower, HoldCo, any other Obligor, the Sponsor or any other person for payment or (as the case may be) performance;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower, HoldCo, any other Obligor, the Sponsor or any other person;

(e)	the failure of any of the Borrower, HoldCo, any other Obligor or the Sponsor to perform any of its obligations under any of the Transaction Documents;

(f)	the enforcement or absence of enforcement of any of the Transaction Documents;

(g)	the Winding-up of the Borrower, HoldCo, any other Obligor, the Sponsor or any other person, or any step being taken for any such Winding-up;

(h)	any amendment, supplement or variation to:
(i)	this Agreement (except to the extent of such amendment, supplement or variation); or

(ii)	any other Transaction Document or any other charge, guarantee or security provided in connection with the Transaction Documents;
(i)	any unenforceability, illegality or invalidity of or any defect in any provision of any Transaction Document or any other document or security, such that the obligations of each of the Borrower, HoldCo and the Sponsor under this Agreement shall remain in full force and its obligations be construed accordingly, as if there were no unenforceability, illegality or invalidity.

(j)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of the Borrower or other person under the Transaction Documents or any other document or Security or otherwise or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any Security; or

(k)	any unenforceability, illegality or invalidity of any obligation of the Borrower or Security under any Transaction Document or any other document or Security.
13.3 Immediate recourse
Each of the Sponsor and HoldCo waives (and the Sponsor shall ensure that each Intermediate HoldCo will waive and not exercise) any right it may have of first requiring the Security Trustee (or any Receiver, trustee or agent on its behalf) or any other Secured Party to proceed against or enforce any other right or Security or claim payment from any person before claiming the benefit of this Agreement. This waiver applies irrespective of any law or any provision of a Junior Finance Document to the contrary.
13.4 Deferral of HoldCo’s and Sponsor’s rights
Until the Senior Debt is Discharged and unless the Security Trustee otherwise directs, each of HoldCo and the Sponsor will not (and the Sponsor shall ensure that each Intermediate HoldCo will not) exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:
(a)	to be indemnified by any other Material Project Party;

(b)	to claim any contribution from any guarantor of any Material Project Party’s obligations under the Senior Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Senior Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Senior Finance Documents by any Secured Party.
13.5 Additional Security
This Agreement is in addition to and is not in any way prejudiced by any Guarantee or Security now or subsequently held by any Secured Party.
14. NO RIGHTS IN FAVOUR OF HOLDCO OR SPONSOR
14.1 Preservation of Junior Debt
(a)	Notwithstanding any term of this Agreement postponing, subordinating or preventing the payment of all or any part of the Junior Debt, the relevant Junior Debt shall, as between the Borrower and HoldCo or HoldCo and the Sponsor (or any Intermediate HoldCo), be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Junior Finance Documents.
(b)	If HoldCo or the Sponsor (or any Intermediate HoldCo), as applicable, is obliged to pay any Junior Debt Recoveries to the Security Trustee in accordance with Clause 10 (Turnover) or Clause 11 (Subordination on Insolvency), as between the Borrower and Holdco or, as the case may be, HoldCo and the Sponsor (or any Intermediate HoldCo), and subject to Clause 13.4 (Deferral of HoldCo’s and Sponsor’s rights):
(i)	the Borrower or, as the case may be, HoldCo shall indemnify HoldCo or, as the case may be, the Sponsor or the relevant Intermediate HoldCo (to the extent of its liability for the relevant amount so paid) for any costs, liabilities and expenses incurred by it as a result of it having to make that payment; and

(ii)	the Junior Debt will be deemed not to have been reduced or discharged in any way or to any extent by the relevant payment, distribution, proceeds or other discharge.

14.2 No liability
No Secured Party will be liable to the Borrower, HoldCo, the Sponsor or any Intermediate HoldCo for:
(a)	the manner of exercise or any non-exercise of its rights, remedies, powers, authorities or discretions under this Agreement; or

(b)	any failure to collect or preserve any Junior Debt or delay in doing so.
15. POWER OF ATTORNEY
15.1 Appointment
Each of HoldCo and the Sponsor by way of security irrevocably appoints the Security Trustee as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time until the Senior Debt is Discharged and in such manner as the attorney thinks fit, after a notice is given by the Agent in accordance with Clause 27.17 (Acceleration) of the Senior Facility Agreement, to do anything which it:
(a)	has authorised the Security Trustee to do under this Agreement; or

(b)	is obliged to do but has not done under this Agreement.
15.2 Ratification
Each of HoldCo and the Sponsor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in this Clause 15.
15.3 Delegation
The Security Trustee may delegate the power of attorney in Clause 15.1 (Appointment).
15.4 Third Parties
Any third party referred to in this Clause 15 may enjoy the benefit or enforce the terms of this Clause 15 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.
16. SPONSOR AND HOLDCO REPRESENTATIONS
Each of the Sponsor and HoldCo makes the representations and warranties set out in this Clause 16 to the Security Trustee (and each other Senior Creditor) on the date of this Agreement only in relation to itself and provided that where any representation or warranty is expressed to be given from a specific date, the representation and warranty under this Clause 16 shall be made on that date.
16.1 Status
(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on the business which it conducts.
16.2 Binding Obligations
The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations subject to:
(a)	any general principles of law limiting its obligations in respect of equitable remedies, insolvency, liquidation or creditors’ rights generally; or

(b)	any other general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent) of the Senior Facility Agreement.
16.3 Non Conflict with Other Obligations
Its entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	in any material respect, any material agreement or instrument binding upon it or any of its assets.
16.4 Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.
16.5 Validity and admissibility in evidence
All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b)	to ensure that those obligations are valid, legally binding and enforceable; and

(c)	to make this Agreement admissible evidence in its jurisdiction of incorporation, have been, or by the time necessary to perform their obligations under this Agreement will be, obtained or effected and are, or will be at such time, in full force and effect.
16.6 Shareholding and Security
(a)	As at the date of this Agreement:
(i)	the Sponsor beneficially owns, indirectly through the Intermediate HoldCos, the HoldCo Shares, being the entire issued share capital of HoldCo;

(ii)	the Sponsor beneficially owns, indirectly through the Intermediate HoldCos and HoldCo, the Borrower Shares, being the entire issued share capital of the Borrower; and

(iii)	HoldCo legally and beneficially owns the Borrower Shares, being the entire issued share capital of the Borrower.
(b)	No Security exists on or over the Borrower Shares owned by HoldCo or the Junior Debt.
16.7 Repetition
Each of the representations set out in Clauses 16.1 (Status) to 16.4 (Power and authority) and paragraph (b) of Clause 16.6 (Shareholding and Security) are deemed to be made by each of the Sponsor and HoldCo by reference to the facts and circumstances then existing on the date of each Utilisation Request for a Loan (other than a Facility D Rollover Loan or a Swingline Rollover Loan) provided that where any representation or warranty is expressed to be given as of a specific date, such representation and warranty under this Clause 16 shall be made on and as of that date.
17. PAYMENTS AND TAXES
17.1 Payment Mechanics
Any sum to be paid under this Agreement shall be made in immediately available cleared funds on the date on which payment is due pursuant to this Agreement by direct bank transfer to:
(a)	in the case of sums to be paid to HoldCo and unless otherwise specified in this Agreement, the Singapore Dollar denominated account (number 003-905873-0) or the US Dollar denominated account (0003-003614-01-8-022) with the principal Singapore offices of DBS Bank Ltd;

(b)	in the case of sums to be paid to the Borrower and unless otherwise specified in this Agreement, the Financing Contributions Account; or

(c)	in the case of any other sums to be paid, such account which the Security Trustee has or may from time to time have notified to the relevant Party.
17.2 No Set-off
All sums payable by the Sponsor or HoldCo under this Agreement to any other Party shall be calculated and be made without (and free and clear of any deduction for) set-off.
17.3 Gross-Up
If HoldCo or the Sponsor is obliged by law to make any deduction or withholding from any such sum (to the extent that such deduction or withholding is or was a direct result of a change in law or the interpretation, administration or application of law after the date of this

Agreement or with respect to a Secured Party that becomes a Secured Party after the date of this Agreement, after the relevant Transfer Date):
(a)	it shall notify the Security Trustee of any such requirement (or any change in any such requirement) as soon as it becomes aware of it; and

(b)	the sum payable by it in respect of which such deduction or withholding is required shall be increased to the extent necessary to ensure that, after making that deduction or withholding, the Borrower, HoldCo (if applicable), the Agent, the Security Trustee or the relevant Senior Creditor, as the case may be, receives and retains (free from any liability in respect of any deduction or withholding) a net sum equal to the sum which the Borrower, HoldCo, the Agent, the Security Trustee or the relevant Senior Creditor, as the case may be, would have received and so retained if no such deduction or withholding had been required or made.
18. CALCULATIONS AND CERTIFICATES
18.1 Accounts
In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by a Senior Creditor are prima facie evidence of the matters to which they relate.
18.2 Certificate and Determinations
Any certification or determination by the Security Trustee of an amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
19. EXPENSES AND STAMP DUTY
The Sponsor agrees to pay:
(a)	within 15 Business Days of demand, the amount of all costs and expenses (including legal fees) incurred by the Security Trustee in connection with the enforcement of, or the preservation of any rights against the Sponsor under this Agreement; and

(b)	promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement against it.

20. DURATION
This Agreement shall commence on the date hereof and shall continue in full force and effect:
(a)	in relation to Clause 2 (Sponsor and HoldCo Financing Contributions), Clause 3 (Project Undertakings) and Clause 4 (Defects in Purchase), until the Project Support Termination Date; and

(b)	in every other case, until the Senior Debt is Discharged,
in each case, without prejudice to any accrued rights and obligations existing at the date of termination. The Security Trustee shall notify the Sponsor as soon as reasonably practicable after this Agreement (or the relevant part of this Agreement) ceases to have effect.
21. CHANGES TO THE PARTIES
21.1 Benefit of Agreement
This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of all or some of a Party’s rights and obligations under this Agreement.
21.2 No Assignment
None of the Borrower, HoldCo and the Sponsor may assign any of its rights or transfer any of its rights or obligations under this Agreement except with the consent of all the Lenders or as permitted under Clause 29.1 (Assignments and transfer by Obligors) of the Facility Agreement.
21.3 Resignation of Mauritius HoldCo
(a)	Mauritius HoldCo may request that it ceases to be a HoldCo by delivering to the Security Trustee a Resignation Letter.
(b)	The Security Trustee shall accept a Resignation Letter and notify Mauritius HoldCo and the Secured Parties of its acceptance if:
(i)	the Sponsor notifies the Security Trustee that the entire issued share capital of the Borrower owned by Mauritius HoldCo has been transferred to Singapore HoldCo for the purposes of a Permitted Corporate Restructuring; and

(ii)	no Default is continuing or would result from the acceptance of the Resignation Letter (and Mauritius HoldCo has confirmed this is the case), whereupon Mauritius HoldCo shall cease to be a HoldCo and shall have no further rights or obligations as a HoldCo under this Agreement.

21.4 Replacement of the Security Trustee
Upon the resignation or removal of the Security Trustee pursuant to (and in accordance with) the Senior Finance Documents:
(a)	the resigning or, as the case may be, removed Security Trustee shall be automatically discharged from any further obligations under this Agreement;

(b)	its successors and the other parties shall have the same rights and obligations among themselves as they would have had if the successor had been an original party to this Agreement; and

(c)	this Agreement shall be construed as if all references to the former Security Trustee were replaced by references to the successor Security Trustee.
21.5 Disclosure of information
(a)	Each Secured Party shall hold all non-public information obtained pursuant to the requirements of this Agreement and any other Senior Finance Document in accordance with that Secured Party’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Sponsor and HoldCo that in any event each Secured Party:
(i)	may make disclosure to its affiliates, head office, representative offices, subsidiaries, related corporation and branch offices (whether in Singapore or overseas) in accordance with its internal compliance and disclosure policies so long as such affiliates, head office, representative offices, related corporation, subsidiaries or branch offices keep such disclosed non-public information confidential;

(ii)	may make disclosures to any actual, prospective or potential bona fide assignee, transferee or participant in connection with the contemplated assignment, transfer or the granting of any participation by that Secured Party of any Utilisations or any participations therein (provided that such actual, prospective or potential assignee, transferee or participant agrees to be bound by this Clause 21.5); or

(iii)	(where that Secured Party is the Agent or the Security Trustee) may make disclosures to any bona fide person who is succeeding that Secured Party in that capacity (provided that such person agrees to be bound by this Clause 21.5);

(iv)	may make disclosures to any other Secured Party;

(v)	may make disclosures to any Material Project Party, any Intermediate HoldCo or the Sponsor;

(vi)	may make disclosures to the Lenders’ Consultants or its professional advisers (provided that such adviser agrees to be bound by this Clause 21.5 or, in the case of the Lenders’ Construction Consultant, it is bound by the terms of its engagement); or

(vii)	may make disclosures required or requested by any Governmental Agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, that Finance Party shall notify the Borrower of any request by any Governmental Agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Finance Party by such Governmental Agency) for disclosure of any such non-public information.
(b)	For the purposes of paragraph (a) above, “non-public information” shall not include information that is not acquired from (i) any of the Obligors, the Sponsor, HoldCo or any of their respective Subsidiaries or Affiliates (or persons acting on behalf of or retained by any of the Obligors, the Sponsor, HoldCo or any of their respective Subsidiaries or Affiliates), (ii) persons retained by or acting on behalf of any Secured Party in connection with this Agreement (including the Lenders’ Consultants) and the transactions contemplated hereby or (iii) persons known by such Secured Party to be under a duty or an obligation of confidentiality to the Borrower (it being understood that the Secured Parties, their respective Affiliates and the Lenders’ Consultants shall be under an obligation of confidentiality).
(c)	Concurrently with the delivery of any document or notice required to be delivered pursuant to this Clause 21.5, each of the Borrower, HoldCo or the Sponsor (as the case may be) shall indicate in writing whether such document or notice contains non-public information (and if the Borrower, HoldCo or the Sponsor (as the case may be) does not so indicate (acting reasonably), it shall be deemed to contain non-public information). Each of the Borrower, HoldCo, the Sponsor and the Security Trustee acknowledge that certain of the Secured Parties may be “public-side” Secured Parties (Secured Parties that do not wish to receive material non-public information with respect to Borrower, HoldCo, the Sponsor, their respective Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to this Clause 21.5 or otherwise are being distributed through IntraLinks, IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower, HoldCo or the Sponsor (as the case may be) has indicated contains non-public information shall not be posted on that portion of the Platform designated for such public-side Secured Parties. The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Secured Parties or any of their respective officers, directors, employees, agents, advisors or representatives (the “Relevant Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Relevant Affiliates in connection with the Platform or the Approved Electronic Communications.

(d)	For the purpose of paragraph (c) above, “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower, HoldCo or the Sponsor provides to the Security Trustee pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Secured Parties by means of electronic communications.
22. SENIOR CREDITORS’ RIGHTS AND LIABILITIES
22.1 Benefit of Rights, etc.
In this Agreement, the benefit of all representations and warranties, undertakings and all obligations of, respectively, the Borrower, HoldCo and the Sponsor made or given in favour of the Security Trustee shall also be made or given in favour of the Secured Parties who shall be entitled to enforce such rights pursuant to the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore as contemplated by Clause 24.6 (Third Party Beneficiaries).
22.2 Sponsor’s/Singapore HoldCo’s Obligations
     Any:
(a)	transfer of HoldCo Shares beneficially owned, directly or indirectly, by the Sponsor or the number of Borrower Shares beneficially (indirectly through the Intermediate HoldCos and HoldCo) owned by the Sponsor; or

(b)	any resignation of Mauritius HoldCo as a HoldCo,
in each case after the date of this Agreement, shall not cancel, reduce or materially adversely effect the obligations of the Sponsor or Singapore HoldCo under this Agreement.
22.3 Secured Party Liability
No Secured Party shall be liable to the Sponsor for any Losses resulting from any act or omission of any Secured Party or its respective officers, employees or agents in relation to this Agreement except to the extent caused by its or his own gross negligence, wilful default or wilful misconduct.
22.4 Security Trustee Instructions
In this Agreement, any discretion conferred upon the Security Trustee shall be exercised in accordance with the terms of the Facility Agreement and Intercreditor Agreement.
23. NOTICES
23.1 Communications in writing
Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

23.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is as follows:
(a)	Sponsor

Las Vegas Sands Corp.

Address:	3355 Las Vegas Boulevard South Las Vegas NV 89109 United States of America

Fax No:	(702) 733-5088

Attention:	General Counsel’s Office
(b)	Mauritius HoldCo

Sands Mauritius Holdings

Address:	9 Raffles Place #45-01 Republic Plaza Singapore 048619

Fax No:	(65) 6536 6327

Attention:	Robert E. Harayda
(c)	Singapore HoldCo

MBS Holdings Pte. Ltd.

Address:	9 Raffles Place #45-01 Republic Plaza Singapore 048619

Fax No:	(65) 6536 6327

Attention:	Robert E. Harayda
(d)	Borrower

Marina Bay Sands Pte. Ltd.

Address:	9 Raffles Place #45-01 Republic Plaza Singapore 048619

Fax No:	(65) 6536 6327

Attention:	Robert E. Harayda
(e)	Security Trustee

DBS Bank Ltd.

Address:	6 Shenton Way DBS Building Tower One #31-00 Singapore 068809

Fax No:	(65) 6324 4427

Attention:	Noor Azizah Ador/Anne Lim Sze Pheng

or any substitute address, fax number or department or officer as the Party may notify to the other Parties, by not less than five Business Days’ notice.
23.3	Delivery

(a)	Any communication or document made or delivered by the Sponsor, the Borrower or HoldCo under or in connection with this Agreement will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post (postage prepaid) in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 23.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified in Clause 23.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to the Borrower, HoldCo or the Sponsor shall be sent through the Security Trustee.

24.	MISCELLANEOUS

24.1	Amendments and Waivers

This Agreement may not be amended, waived, supplemented or otherwise varied unless in writing and signed by or on behalf of each Party.

24.2	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Security Trustee of any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

24.3	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will, in any way, be affected or impaired.

24.4	No Partnership

Neither this Agreement nor any other agreement or arrangement of which it forms part, nor the performance by the Parties of their respective obligations under any such agreement or arrangement, shall constitute a partnership between the Parties.

24.5	Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

24.6	Third Party Beneficiaries

(a)	Save as provided in paragraph (b) below, this Agreement is intended for the sole and exclusive benefit of the Parties.

(b)	The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore is expressly excluded save for the rights of the Secured Parties, acting in accordance with the terms of the Senior Finance Documents, to enforce any rights of the Security Trustee as if they were a party to this Agreement.

24.7	Hierarchy of Agreements

In the event of any conflict between the terms of (a) any agreement between the Sponsor, HoldCo and/or the Borrower, and (b) the terms of this Agreement, then the terms of this Agreement shall prevail.

24.8	Entire Agreement

This Agreement constitutes the entire agreement between the Sponsor, HoldCo and the Security Trustee with respect to the subject matter of this Agreement.

25.	GOVERNING LAW

This Agreement is governed by Singapore law.

26.	ENFORCEMENT

26.1	Jurisdiction of Singapore Courts

(a)	Except as provided in paragraph (c) below, the courts of Singapore have exclusive jurisdiction to settle all Disputes.

(b)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly none of the Sponsor, HoldCo or the Borrower shall argue to the contrary.

(c)	This Clause 26.1 is for the benefit of the Security Trustee and the Secured Parties only. As a result, neither the Security Trustee nor any Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Trustee and the Secured Parties may take concurrent proceedings in any number of jurisdictions.

26.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each of the Sponsor and Mauritius HoldCo:
(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Singapore courts in connection with this Agreement (and the Borrower hereby accepts such appointment); and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

Schedule 1
Form of Resignation Letter

To:	[ ] as Security Trustee
From: Dated:	Sands Mauritius Holdings [ ]
Dear Sirs
Sponsor Support Agreement
dated 28 December 2007 (the “Agreement”)
1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 21.3 (Resignation of Mauritius HoldCo), we request that we be released from our obligations as a HoldCo under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter is governed by Singapore law.
Sands Mauritius Holdings
By:

Schedule 2
Form of Notice to Intermediate Holdco

To: [Intermediate HoldCo]	[Date]
Address:
DBS Bank Ltd. (the “Security Trustee”) and Las Vegas Sands Corp. (the “Sponsor”) give notice that, by a Sponsor Support Agreement (the “Agreement”) dated 28 December 2007 between the Sponsor, the Security Trustee and others, a copy of which is hereby attached, the Sponsor has agreed to make available equity and/or subordinated debt contributions (the “Contributions”) to Marina Bay Sands Pte. Ltd. (the “Borrower”) in relation to the Integrated Resort at Marina Bay Singapore (the “IR”), and to subordinate such Contributions to various credit facilities to be provided to the Borrower in connection with the IR, in each case upon the terms and subject to the conditions of the Agreement.
The Sponsor may elect to make the Contributions through you as an intermediate holding company of the Borrower. Accordingly, please acknowledge receipt of this Notice and confirm that:
1.	you are an Intermediate HoldCo as defined in the Agreement;

2.	you are duly a [___], duly [incorporated]/[organised] and validly existing under the law of [_________]; and

3.	you will comply with the provisions of the Agreement in so far as they relate to Intermediate HoldCos; and
by signing the acknowledgement on the attached copy of this Notice and returning that copy to the Security Trustee at [•], marked for the attention of [•].

For and on behalf of	For and on behalf of
DBS BANK LTD.	LAS VEGAS SANDS CORP.
as Security Trustee	as Sponsor

[On duplicate]
We acknowledge receipt of the Notice of which this is a copy and confirm each of the matters referred to in paragraphs 1 to 3 (inclusive) of the Notice.

For and on behalf of
[Intermediate HoldCo]

IN WITNESS WHEREOF this Agreement has been executed and delivered on the date first stated above.
Sponsor

SIGNED SEALED and DELIVERED by
/s/ Robert P. Rozek

Robert P. Rozek

as attorney for and on behalf of

LAS VEGAS SANDS CORP.

in the presence of:

/s/ Julie Pfeiffer
Witness’ signature
Name: Julie Pfeiffer Address: 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109
Sponsor Support Agreement

HoldCo

The Common Seal of MBS HOLDINGS PTE. LTD. was hereunto affixed in the presence of:

/s/ Harry Elias
Director’s signature
Name:	Harry Elias

Address:	Harry Elias Partnership Advocates & Solicitors 9 Raffles Place #12-01

/s/ S. Surenthiraraj
Director’s/Secretary’s signature
Name:	S. Surenthiraraj Company Secretary

Address:	Harry Elias Partnership Advocates & Solicitors 9 Raffles Place #12-01 Republic Plaza, Singapore 04819

I, Hong Hwen Michelle, an Advocate and Solicitor of the Supreme Court of Singapore practising in Singapore hereby certify that on 28th December 2007,the Common Seal of MBS Holdings Pte. Ltd. was duly affixed to the above Agreement at Singapore in my presence in accordance with the Articles of Association of MBS Holdings Pte. Ltd. (which Articles of Association have been produced and shown to me).
Witness my hand this 28th day of December 2007.

/s/ Hong Hwen Michelle

Sponsor Support Agreement

The Common Seal of SANDS MAURITIUS HOLDINGS was hereunto affixed in the presence of:

/s/ Authorized Signatory
Director’s signature
Name: Authorized Signatory Address:

/s/ Naiken Veerasamy
Director’s/Secretary’s signature
Name: Naiken Veerasamy Address:

I, Sivakumaren Mardemootoo, an Attorney-at-Law and Solicitor practising before the Supreme Court of Mauritius hereby certify that on 21 December 2007, the Common Seal of Sands Mauritius Holdings was duly affixed to the above Agreement at Port-Louis, Mauritius in my presence and in accordance with the Constitution of Sands Mauritius Holdings (which Constitution has been produced and shown to me).

/s/ Sivakumaren Mardemootoo

Witness my hand this 21st day of December 2007.
Sponsor Support Agreement

The Borrower

The Common Seal of MARINA BAY SANDS PTE. LTD. was hereunto affixed in the presence of:

/s/ Harry Elias
Director’s signature
Name:	Harry Elias Advocate & Solicitor Singapore

Address:	Harry Elias Partnership Advocates & Solicitors 9 Raffles Plaza #12-01 Republic Plaza, Singapore 048619

/s/ S. Surenthiraraj
Director’s/Secretary’s signature

Address:	9 Raffles Place #45-01 Republic Plaza Singapore 048619

Fax No: Attention:	(65) 6536 6327 Treasury Operations Manager

I, Hong Hwen Michelle, an Advocate and Solicitor of the Supreme Court of the Republic of Singapore practising in Singapore hereby certify that on 28th day of December 2007, the Common Seal of Marina Bay Sands Pte. Ltd. was duly affixed to the above Agreement at Singapore in my presence in accordance with the Articles of Association of Marina Bay Sands Pte. Ltd. (which Articles of Association have been produced and shown to me).
Witness my hand this 28th day of December 2007.

/s/ Hong Hwen Michelle

Sponsor Support Agreement

The Security Trustee

SIGNED SEALED and DELIVERED by
/s/ Tan Teck Long
Tan Teck Long
as attorney for and on behalf of DBS BANK LTD. in the presence of:

/s/ Tan Youwen, Samuel
Witness’ signature
Name: Tan Youwen, Samuel Address:

Sponsor Support Agreement